Exhibit 99.1

                     i-STAT Announces First Quarter Results
           Progress on Rebuilding Distribution Infrastructure Reported

      EAST WINDSOR, NJ, April 24, 2003 - i-STAT Corporation (Nasdaq: STAT), the leading manufacturer of point-of-care diagnostic systems for blood analysis, today announced its consolidated financial results for the first quarter of 2003.

 Quarter Results

      For the three months ended March 31, 2003, i-STAT's consolidated net revenues were approximately $15.4 million, up from $14.4 million for the quarter ended March 31, 2002. Gross margin on total net revenues for the first quarter of 2003 was approximately $3.9 million, up 136.2% from $1.7 million in the first quarter of 2002. The net loss for the first quarter of 2003 was approximately $0.6 million, down from a net loss of $3.8 million for the first quarter of 2002. The net loss to common stockholders for the quarter was approximately $1.1 million or $0.05 per share, after Preferred Stock dividends of approximately $0.4 million and accretion of Preferred Stock of approximately $0.1 million, as compared with a net loss to common stockholders for the quarter ended March 31, 2002 of $4.4 million or $0.22 per share, after Preferred Stock dividends of approximately $0.5 million and accretion of Preferred Stock of approximately $0.1 million.

      These consolidated results include cartridge sales of approximately $11.2 million and analyzer sales of approximately $2.4 million for the first quarter of 2003, compared with $9.3 million generated from cartridge sales and $2.9 million in analyzer sales for the three months ended March 31, 2002. Approximately 3.5 million cartridges were sold in the first quarter of 2003, up 28.6% from shipments in the first quarter of 2002 of approximately 2.7 million units and up 5.6% from shipments of 3.3 million units in the fourth quarter of 2002.

      Other income during the quarter ending March 31, 2003 included approximately $1.4 million in currency exchange gains related to short-term, intercompany debt owed by the Company's Canadian manufacturing subsidiary.

      As of March 31, 2003, i-STAT had approximately $28.0 million in cash and cash equivalents and total marketable securities, up from $27.1 million at December 31, 2002.

      Analyzer sales for the first quarter of 2003 totaled 936 units, down 20.3% from the 1,175 units shipped in the first quarter of 2002. Analyzer sales were high early in 2002 due to a significant program conducted by Abbott Laboratories to upgrade existing customers to the newer i-STAT(R) 1 analyzer, a unit that incorporates the ability to read Medisense(R) glucose strips marketed by Abbott. This program met with early success and the demand for such upgrades has largely been met.

Additions to Management

      The Company continues to take actions to broaden and strengthen its management team in preparation for resumption of direct product distribution in 2004. In March, David Phillips joined the Company as Director of Marketing with a significant and distinguished record of leadership in developing the point of care market with Roche Diagnostics. In April 2003, Steven Parker joined the Company as General Manager, heading up the Company's program to directly market product in Europe.

Corporate Update

      Actions to prepare for the transition to direct product distribution that began early in 2002 continue, with staffing of the sales specialist portion of the Company's sales force focused on existing customers and the introduction of new products. The other Company sales force, its sales consultant group largely hired in 2002, is fully active and in the field, with the objective of assuring broad adoption of the concept of point-of-care blood testing (POCT) by the clinical, management and laboratory leaders. Continued adoption by hospitals not currently using POCT remains critical to reestablishing the aggressive rates of sales growth. Most of these sales consultant positions have now been filled for approximately one year and these personnel are becoming increasingly established in their territories and skilled in managing this complex, consultative sale. Both teams will be fully trained and operational by January 2004.

      The i-STAT System and POCT have been promoted through the marketing efforts of Abbott during the term of its agreement with the Company, along with Abbott's many other diagnostic products, most of which address the needs of the hospital central clinical laboratory. This year, the Company is launching an intensive marketing program, focused solely on accelerating the adoption of POCT and the i-STAT System. This program is being led by David Phillips and has already resulted in independent attendance by i-STAT at the recent American College of Cardiology meeting in Chicago, the first such activity by the Company in five years. Increased direct clinician contact at meetings, symposia and conventions will continue along with journal articles, direct mail, telemarketing, user groups, product positioning studies and other interventions to aggressively bring the value of the i-STAT System to clinicians and administrators in target hospitals.

      While POCT, with its inherently faster therapeutic turnaround time is broadly assumed and anecdotally reported to be of significant value in securing superior patient clinical outcomes, little exists in the literature to support these reports. In 2002, the Company initiated work on five prospective outcome studies to document the clinical value of rapid, accurate blood test results at the point of patient care.

      These studies are investigating such outcomes as:

            o reduction in the need for blood replacement with lower test volumes;

            o     reduction in ventilator time;

            o reduction in ICU length of stay with rapid monitoring of blood gases;

            o     reduction in morbidity and mortality with trauma patients.

      It is anticipated that these studies will result in peer-reviewed publications available to the clinical community. One of these studies is expected to conclude later this year as protocols developed for the other four initial studies are completed and work on those studies begins. The studies are being conducted at major research hospitals including Stanford University Medical Center in Palo Alto, CA; Sentara Norfolk General in Norfolk, VA; Cedars-Sinai Medical Center in Los Angles, CA; and Harris Methodist Medical Center in Fort Worth, TX.

New Product Programs

      Prothrombin Time (PT) - In 2002, i-STAT received Food and Drug Administration (FDA) clearance to market its prothrombin time (or "PT") test used to monitor patients on anti-coagulant therapy, such as COUMADIN(R), to prevent blood clot formation. Commercial distribution of an easy to use "finger stick" version of this product began in March 2003. Testing frequency for these otherwise well, ambulatory patients has been positively correlated with improved long-term clinical results, making ease-of-use a critical point of product differentiation. Short-term evaluations of the product are underway at selected high-volume hospital and clinic sites throughout the U.S. Commercial production has begun to support anticipated demand as evaluations convert to routine clinical usage.

      Troponin I - This cardiac marker, the Company's first immunoassay test, is specified in new guidelines published by the American College of Cardiology
(ACC) and the European Society of Cardiology (ESC) which stress the need to obtain rapid test results to speed diagnosis and therapeutic intervention for patients who may have suffered cardiac injury.

      Clinical trials to collect data in support of the filing of a 510(k) Notification with the FDA began in December 2002 at Hennepin County Medical Center in Minneapolis (a University of Minnesota affiliate) and have continued at Washington University in St. Louis, MO and at the University of Maryland in Baltimore, MD. These trials demonstrated sensitivity equivalent to that available from central laboratory testing systems while providing the clinician with a reading of the patient's Troponin I level in approximately 10 minutes, compared to the 30-60 minute response time provided by the best central labs.

      A paper prepared by Dr. Frederick Apple, lead investigator for the Hennepin County Medical Center trial, has been accepted for oral presentation to the Society of Chest Pain Clinics and Providers Conference in May 2003. This and other data to support the filing of a 510(k) Notification, seeking permission to market this Troponin I test, has been collected and the filing is anticipated later this spring. Subject to FDA approval, launch of this product is anticipated in the second-half of this year.

      Kaolin Activated Clotting Time (ACT) - Discussions with the FDA regarding the 510(k) Notification seeking permission to market our kaolin ACT coagulation test continue.

This coagulation test is the companion test to the Celite(R) ACT coagulation test already being marketed by the Company. It is critical that patients undergoing invasive cardiac procedures have the coagulation characteristics of their blood monitored constantly. Clinicians select either the Celite ACT or the kaolin ACT test, based upon the specific drug therapy being used. The Company believes that the ability to market both of these tests will increase the utility of the i-STAT System in cardiovascular operating rooms.

Conference Call

      In conjunction with this first quarter press release, i-STAT will host a conference call beginning at 10:30 a.m. EDT on Thursday, April 24, 2003. To participate via telephone, dial (973) 582-2703 or go to the i-STAT web site at www.i-stat.com and click on the live webcast link. Please log onto the web site at least 15 minutes prior to the call in order to register, download and install any necessary software. The call will be available for replay on the Company web site in the Investor Info section.

      i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world's first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient's side.

      Certain statements in this press release may relate to future events and expectations and as such constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company's target markets, acts of terrorism, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. In addition, the Company's decision to end its alliance with Abbott Laboratories and resume direct distribution of its products involves additional risks and uncertainties that are difficult to quantify at this time. For example the Company may incur costs or recognize revenues in connection with resuming direct distribution that are greater or lesser, respectively, than anticipated. See additional discussion under "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.


COUMADIN(R) is a registered trademark of Bristol-Myers Squibb Company. Celite(R) is a registered trademark of Celite Corporation for its diatomaceous earth products.

                          [Financial Tables To Follow]
                               i-STAT Corporation

                      Consolidated Statements of Operations

                                   (unaudited)

           (in thousands of dollars; except share and per share data)

                                                                                       Three Months Ended
                                                                                            March 31,
                                                                                 ------------------------------
                                                                                     2003               2002
                                                                                 -----------       ------------
Net revenues:
     Related party net revenues............................................       $   12,971        $    11,556
     Third party net revenues..............................................            2,237              2,669
     Other related party net revenues......................................              175                175
                                                                                 -----------       ------------
         Total net revenues ...............................................           15,383             14,400

Cost of net revenues.......................................................           11,481             12,748
                                                                                 -----------       ------------

Gross margin on total net revenues.........................................            3,902              1,652

Operating expenses:
     Research and development..............................................            1,721              1,886
     Sales and marketing...................................................            2,670              2,180
     General and administrative............................................            1,616              1,527
                                                                                 -----------       ------------

         Total operating expenses..........................................            6,007              5,593
                                                                                 -----------       ------------

              Operating loss...............................................      (     2,105)      (      3,941)

Other income, net..........................................................            1,542                189
                                                                                 -----------       ------------

Net loss...................................................................      (       563)      (      3,752)

Accretion of Preferred Stock...............................................             (114)      (        112)
Dividends on Preferred Stock...............................................             (413)      (        549)
                                                                                 ------------      -------------

Net loss available to Common Stockholders..................................      ($    1,090)      ($     4,413)
                                                                                 ===========       ============

Basic and diluted net loss per share available to Common Stockholders......      ($     0.05)      ($      0.22)
                                                                                 ===========       ============

Shares used in computing basic and diluted net loss per share
     available to Common Stockholders......................................       20,117,110         19,980,887
                                                                                 ===========       ============

                               i-STAT Corporation

                           Consolidated Balance Sheets

                                   (unaudited)

           (in thousands of dollars; except share and per share data)

                                                                                  March 31,          December 31,
                                                                                    2003                2002
         ASSETS                                                                  -----------         ------------
Current assets:
     Cash and cash equivalents.............................................       $   11,612           $ 27,059
     Marketable securities, current........................................           11,796                 --
     Accounts receivable from related party, net...........................            5,990              7,070
     Accounts receivable, net..............................................            1,030                393
     Inventories...........................................................           13,622             14,509
     Prepaid expenses and other current assets.............................            1,210              2,089
                                                                                 -----------          ---------
         Total current assets..............................................           45,260             51,120
Marketable securities, long-term...........................................            4,595                 --
Plant and equipment, net of accumulated depreciation of
     $39,299 in 2003 and $36,130 in 2002...................................           11,900             11,858
Other assets...............................................................              978                980
                                                                                 -----------          ---------
         Total assets......................................................       $   62,733           $ 63,958
                                                                                 ===========          =========
         LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
     Accounts payable......................................................       $    1,603           $  2,927
     Accrued expenses......................................................            3,879              4,860
     Related party liability, current.....................................            10,019             10,019
     Deferred revenue, current.............................................              120                 30
                                                                                 -----------          ---------
         Total current liabilities.........................................           15,621             17,836
     Deferred revenue - non-current........................................            1,900                 --
     Deferred liability - related party, non-current.......................           47,000             47,000
                                                                                 -----------          ---------
         Total liabilities.................................................           64,521             64,836
                                                                                 -----------          ---------

Series D Redeemable Convertible Preferred Stock, liquidation value
     $33,270 in 2003 and  $32,617 in 2002..................................           28,988             28,223

Stockholders' (deficit) equity:
     Preferred Stock, $0.10 par value, 7,000,000 shares authorized:
         Series A Junior Participating Preferred Stock, $0.10 par value,
         1,500,000 shares authorized; none issued..........................               --                 --
         Series C Convertible Preferred Stock, $0.10 par value,
         25,000 shares authorized; none issued.............................               --                 --
     Common Stock, $0.15 par value, 50,000,000 shares authorized:
         20,157,927 shares issued and 20,117,110 shares outstanding
         in 2003 and 2002..................................................            3,024              3,024
     Treasury Stock, at cost, 40,817 shares................................      (       750)         (     750)
     Additional paid-in capital............................................          252,005            252,771
     Loan to officer, net..................................................      (        12)         (      93)
     Accumulated deficit...................................................      (   283,568)         ( 283,005)
     Accumulated other comprehensive loss..................................      (     1,475)         (   1,048)
                                                                                 -----------          ---------
         Total stockholders' (deficit) equity..............................      (    30,776)         (  29,101)
                                                                                 -----------          ---------
         Total liabilities and stockholders' (deficit) equity..............       $   62,733           $ 63,958
                                                                                 ===========          =========